Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48178 and 333-53560) of Avici Systems Inc. of our report dated March 18, 2003, with respect to the consolidated financial statements and schedule of Avici Systems Inc. for the year ended December 31, 2002 included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

Boston, Massachusetts

March 26, 2003